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                                                                    EXHIBIT 99.5


                             STOCK OPTION AGREEMENT

         THIS AGREEMENT, made the 4th day of June, 1996, between C3, Inc., a North Carolina corporation (the "Company"), and Earl R. Hines and Jacqueline C. Hines, jointly with right of survivorship (the "Optionee").

                                R E C I T A L S:

         In consideration of One Dollar ($1.00) and other good and valuable consideration paid to the Company by the Optionee, the receipt of which is acknowledged by the Company, the Company and the Optionee hereby agree as follows:

         1. The Company hereby grants to the Optionee the right and option to purchase all or any part of an aggregate of Two Thousand and Five Hundred (2,500) shares of the common stock of the Company (the "Shares") at the purchase price of Four Dollars ($4.00) per share (the "Option"). The parties acknowledge that the fair market value of the Shares on the date of this agreement is equal to Four Dollars per share.

         2. The period during which the Option may be exercised (the "Option Period") is five (5) years from the date hereof.

         3. The Optionee may exercise the Option by giving written notice to the Company at the Company's principal office. That notice shall specify the number of Shares to be purchased and the purchase price to be paid therefor, and shall be accompanied by the payment of the purchase price in cash or by certified check. The notice shall be deemed to have been given either when delivered personally or when mailed, postage prepaid, to the Secretary of the Company at the principal office of the Company. The Company shall issue a certificate or certificates for the Shares purchased pursuant to the exercise of the Option as soon thereafter as practicable.

         4. The Option shall not be transferable by the Optionee and may be exercised only by the Optionee during his lifetime.

         5. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, next-of-kin, successors or assigns.

         6. Any controversy or claim arising out of or relating to the Agreement shall be settled by arbitration in Charlotte, North Carolina, in accordance with the rules of the American Arbitration Association.

         7. The Option is granted on the condition that all Shares purchased hereunder shall be acquired for investment purposes only and not for the purpose of resale or distribution. If deemed necessary or appropriate in the opinion of legal counsel for the Company, certificates issued evidencing Shares acquired pursuant to the exercise of the Option shall bear a restrictive legend setting forth the provisions of this Section 7 in substantially the following form:

                  "The shares represented by this certificate have not been registered with the Securities and Exchange Commission or with any state agency and may not be transferred in the absence of an effective registration with respect thereto or an opinion of counsel satisfactory to the Company that such registration is not required."

         8. If there is any change in the Shares subject to the Option through merger, consolidation or reorganization, or if the Company declares a stock split or a stock dividend to holders of Shares that is distributable in stock of the same class, or if there is an issuance to such holders of rights to subscribe to stock of the same class, or if there is a change in the capital structure of the Company, the Company shall make such adjustments with respect to the Option or any provisions of this Agreement as it deems equitable to prevent dilution or enlargement of the rights of the Optionee.

         9. The Agreement may be modified or amended by written agreement of the parties hereto.



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         10. Except as otherwise provided herein, this Agreement shall be construed and enforced according to the laws of the State of North Carolina.

         IN WITNESS WHEREOF, this Agreement has been executed in behalf of the Company and by the Optionee on the day and year first above written.


                                          C3, INC.


                                          By:
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                                                       President


Attest:

---------------------------
       Secretary


[Corporate Seal]

                                          OPTIONEE

                                                                          (SEAL)
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